Exhibit 99.1

IIOT-OXYS, Inc. Closes Financing

Cambridge, MA – March 12, 2019 - IIOT-OXYS, Inc. (OTCPink: ITOX), IIOT-OXYS, Inc. announced today the first closing of a round of funding consisting of senior secured promissory notes in the aggregate amount of $100,000. The promissory notes have a conversion price of $0.20 and the warrants issued in connection with the promissory notes have an exercise price of $0.30. Details can be found in our 8-K filing.

Cliff Emmons, CEO of IIOT-OXYS, Inc. stated, “I am pleased to announce the continued support with respect to our funding needs. This financing provides the company with the flexibility to implement new initiatives as related to sales and marketing and maintain the momentum with current customers. We continue to see unique opportunities for structural health monitoring and industrial applications within various markets, including but not limited to Biotech, Medtech and Pharma.”

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Us
IIOT-OXYS, Inc. uses a variety of sensors to capture and analyze massive amounts of data using Machine Learning and proprietary algorithms to identify discreet patterns and anomalies which can be associated to specific real-world events and used to provide actionable mission critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS, Inc. edge computing open-source hardware and proprietary ML algorithms employ our Minimally-Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Andrew Barwicki
Phone: 516-662-9461
Email: andrew@barwicki.com